Exhibit 99.1

Media Contact:	Lisa Evia	630-753-2704
Investor Contact:	Heather Kos	630-753-2406

POSTING RECORD THIRD QUARTER EARNINGS,

NAVISTAR RAISES FULL-YEAR GUIDANCE

•	Record third quarter net income of $272 million despite continued weak truck industry
•	2008 earnings guidance revised upward including expected moderate results for 4th quarter
•	First nine months 2008 manufacturing segment profit up 159 percent from 2007

WARRENVILLE, Ill. (September 3, 2008) Navistar International Corporation (NYSE:NAV) reported record net income for the third quarter of $272 million, or $3.68 per diluted share; and revised full-year guidance upward, increasing projected net income to a range of $467 million to $548 million and diluted earnings per share of $6.35 to $7.45.

“Increased military revenue as well as strong demand for our fuel-efficient heavy trucks drove our overall results in the third quarter. Although we continue to face a weak truck market in North America and anticipate our results to moderate in the fourth quarter, we are revising our full-year guidance upward,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer.

For the first nine months of fiscal 2008, the company reported net income of $434 million, or $5.92 per diluted share on net sales and revenue of $10.9 billion, compared to a net loss of $17 million, or ($0.24) per diluted share on net sales and revenue of $9.1 billion reported in the first nine months of fiscal 2007. Manufacturing segment profit for the nine month period was up 159 percent to $837 million from $323 million reported in the first nine months of 2007.

“Our strategy to grow in non-traditional, expansionary markets and reduce cost continues to pay off,” said Ustian. “We anticipate even greater returns as we develop our strategic alliances to expand our global footprint and leverage a broader supply base.”

Third quarter truck shipments of expansionary and U.S. military units accounted for 40 percent of all Navistar worldwide truck shipments; continuing to offset the impact of the soft U.S and Canadian truck market. Navistar’s share of order receipts in the traditional U.S. and Canada industry climbed for the third straight quarter, reaching 38 percent of total industry orders. Class

Navistar Q3 Earnings

8 market share excluding U.S. military exceeded 21 percent for the third quarter on the strength of increased demand for the industry-leading fuel efficient International® ProStar®.

Quarterly worldwide engine shipments decreased 27 percent to 79,300 due to reduced orders for diesel engines in Ford heavy-duty pickups. Engine shipments to other manufacturers and Navistar’s own truck group increased 26 percent from the prior year. Intercompany engine shipments will increase as production of the new MaxxForce™ 11 and 13 Big-Bore engines, which started delivery in the third quarter, continue to ramp up. Engine shipments to other manufacturers are expected to grow due to the strength of the company’s South American engine subsidiary that recently signed a long-term agreement to supply GM 420,000 units.

Citing a manufacturing cash balance of $576 million as of July 31 and expected strong cash flow for the fourth quarter 2008, Terry M. Endsley, Navistar executive vice president and chief financial officer, said that the company has sufficient liquidity to continue to execute its strategy. “There is no near-term need by the parent company to re-finance existing debt,” he said. “We will re-finance when opportunities arise that support our objective to stagger maturities.”

Navistar International Corporation (NYSE: NAV) is a holding company whose wholly owned subsidiaries produce International® brand commercial and military trucks, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another affiliate offers financing services. Additional information is available at www.navistar.com.

SEC Regulation G

The non-GAAP financial measures presented below are unaudited and reflect a 2007 change in segment reporting methodology. Such financial measures are not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore we use it to supplement our GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

	FY 2008 3Q ($ Billions)	FY 2007 YTD ($ Billions)	FY 2008 YTD ($ Billions)	Full Year FY 2008 ($ Billions) Guidance
Revenues	$4.0	$9.1	$10.9	~$15

	($ Millions)	($ Millions)	($ Millions)	($ Millions)
Manufacturing Segment Profit	$413	$323	$837	$1,050	$1,100

Navistar Q3 Earnings

Corporate Items	$(101)	$(289)	$(265)	$(385)	$(375)
Corporate Interest Expense	$(31)	$(147)	$(114)	$(150)	$(140)
Financial Services Profit (Loss)	$(1)	$124	$(7)	$10	$25

Subtotal—Below the line range	$(133)	$(312)	$(386)	$(525)	$(490)

Consolidated Income Before Income Tax	$280	$11	$451	$525	$610
Tax Expense	$(8)	$(28)	$(17)	$(58)	$(62)

Net Income (Loss)	$272	$(17)	$434	$467	$548

Diluted EPS	$3.68	$(0.24)	$5.92	$6.35	$7.45

Cash & Marketable Securities	FY 2008 3Q ($ Millions)
Manufacturing Operations	$576
Financial Services	120

Consolidated US GAAP	$696

Forward Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions. For a further description of these factors, see Item 1A. Risk Factors of our Form 10-Q for the period ended July 31, 2008 and our Form 10-K for fiscal year ended October 31, 2007, which were filed on September 3, 2008 and May 29, 2008, respectively. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.